Exhibit 10.1
Guerra Employment Agreement

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 23, 2007 (this “Agreement”), between THORIUM POWER, LTD., a Nevada corporation (the “Company”), and JAMES GUERRA, an individual (the “Executive”).

BACKGROUND

The Company wishes to secure the services of the Executive as the Chief Financial Officer and Treasurer, Executive Vice President for the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of Chief Financial Officer and Treasurer, Executive Vice President for the Company and the Executive accepts such employment. The Executives’ responsibilities as Chief Financial Officer and Treasurer, Executive Vice President will include, but are not limited to, responsibility for financial reporting, budgeting, financial analysis, auditing, accounting and investor relations functions of the Company, and other duties as assigned. The Executive will report to the Company’s Chief Operating Officer. The Executive agrees to perform the duties that may be assigned to him consistent with his position, qualifications and experience, as well as other duties that are customarily performed in such a position(s) of a similar company.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall commence on October 29, 2007 and end when terminated by either party as provided in Section 4 hereof (provided that the provisions of Sections 6 and 7 hereof shall survive any such termination).

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its Subsidiaries and/or Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

3.1 Salary. An annual base salary of $210,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company. The Board of Directors of the Company shall review the Executive’s performance on an annual basis and shall determine increases (but not decreases) to the Executive’s Base Salary as the Board of Directors of the Company in its sole discretion deems appropriate.

3.2 Bonus. The Executive will be eligible to receive an annual bonus of up to 50% of Base Salary. Whether a bonus is granted, and the amount of such bonus, lies within the sole discretion of the Board of Directors, which will consider, among other things, the Executive meeting his individual performance goals and the Company meeting its corporate profit goals. The bonus, if any, will not be distributed until after the audited results for the fiscal year are reported and is not deemed to be earned until paid. The Executive must be employed by the Company on the day a bonus is actually paid to be eligible to receive it.

3.3 Relocation Expenses. The Executive shall receive reimbursement of up to $40,000 for relocation expenses incurred during the first six months of the Executive’s employment. At the end of the three month period, or earlier at the request of the Executive, the Company will pay to the Executive an amount equal to the difference between the total reimbursed relocation expenses and $40,000.

3.4 Equity Participation.

a)
The Company shall, upon effective date of this Agreement, grant to the Executive one million (1,000,000) shares of the Company’s Common Stock. The 1,000,000 shares shall vest in accordance with the provisions of a separate Stock Agreement which shall be entered into between the Executive and the Company on or about the date hereof and which shall provide for vesting in equal monthly installments over a three year term (1/36th of the grant vesting each month) with accelerated vesting upon (i) a Change of Control (as defined below), (ii) termination of the Executive by the Company without Cause (as defined below), or (iii) the cessation of the Executive’s employment with the Company for Good Reason (as defined below). No portion of the stock or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Executive until such portion of the stock becomes vested. With respect to vested shares, the Executive shall not have any right to receive a cash out or liquidation of such shares from the Company, unless specifically agreed to in writing by the Company, in its sole discretion.

b)
The Executive shall be eligible to participate in the Company’s 2007 Stock Plan (the “Plan”). The Executive shall, upon effective date of this Agreement, be granted options to acquire 1,000,000 shares of Common Stock, $0.001 par value, of the Company pursuant to the Plan. Such options shall vest and become exercisable in accordance with the provisions of a separate Stock Option Agreement which shall be entered into between the Executive and the Company on or about the date hereof and which shall provide (a) that the options are intended to be nonqualified stock options, (b) an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, (c) for vesting in equal monthly installments over a four year term beginning on the six month anniversary of the date of grant (provided that 6/48 of the option will vest on such six month anniversary) with accelerated vesting upon (i) a Change of Control (as defined below), (ii) termination of the Executive by the Company without Cause (as defined below), or (iii) the cessation of the Executive’s employment with the Company for Good Reason (as defined below), and (d) for a ten year term. With respect to vested options, the Executive shall not have any right to receive a cash-out or liquidation of such options from the Company, unless specifically agreed to in writing by the Company, in its sole discretion.

3.5 Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Such benefit plans may include a group health and dental program, group life insurance, short and long term disability insurance, and 401(k) plan. The Executive shall receive paid vacation (4 weeks accrued pro rata on a per pay period basis), paid sick leave (6 paid days per year accruing on a pro rata basis on the first day of each quarter - January 1, April 1, July 1, and October 1), paid holidays and, upon request and when required by applicable laws or with the consent of the CEO, unpaid leave. The Company reserves the right in its sole discretion from time to time to prospectively modify, add or delete any such plans or programs, and any decisions by the Company to do so shall not create any right of compensation for the Executive..

3.6 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation time per year which shall accrue per pay period on a pro-rata basis.

3.7 Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company. However, for avoidance of doubt, the Executive shall not be entitled to reimbursement for any attorney fees or costs associated with obtaining independent legal advice or assistance related to the review, evaluation, interpretation or enforcement of this agreement, except for the reimbursement of any expenses incurred in establishing a right to indemnification under this Agreement.

3.8 Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.    Termination.

4.1 Termination upon Death. If the Executive dies during the Term, this Agreement shall terminate as of the date of his death.

4.2 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Agreement because of the disability.

4.3  Termination for Cause. The Company may at any time by written notice to the Executive terminate this Agreement immediately and, except as provided in Section 5.2 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Agreement “Cause” shall mean (a) conviction of a felony, bad faith or willful gross misconduct that, in any case, results in material damage to the business or reputation of the Company; or (b) willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a notice of termination by the Executive for Good Reason) within 30 days after the Company delivers to him a written demand for performance that specifically describes in reasonable detail the basis of the notice and identifies the actions to be performed. For purposes of this Section 4.3, no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the board of directors at a meeting of the board of directors of the Company called and held for such purpose after reasonable (but in no event less than thirty days’) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the board, finding that in the good faith opinion of the board that “Cause” exists and specifying the particulars thereof in detail. This Section 4.3 shall not prevent the Executive from challenging in any court of competent jurisdiction the board of directors’ determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the board of directors’ determination.

4.4 Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days’ written notice by the Company to the Executive.

4.5 Termination for Good Reason. The Executive may terminate his employment for Good Reason after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting Good Reason within 30 business days after receiving such notice. “Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (a) the assignment to the Executive of duties inconsistent with this Agreement or a diminution in his titles or authority; (b) any failure by the Company to comply with Section 3 hereof in any material way; (c) the requirement of the Executive to relocate to a location that is more than 50 miles from the Executive’s work location on the effective date of this Agreement (8300 Greensboro Drive, Suite 800, McLean, VA 22102), (d) any material breach of this Agreement by the Company, or (e) a “Change of Control”. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by former shareholders of the Company, as the same shall have existing immediately prior to such merger or consolidation, (iii) the Company shall sell, lease, or otherwise dispose of, all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or (iv) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record). The Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

4.6 Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with 30 days advance written notice of termination.

5.    Severance Payments

5.1 Certain Severance Payments. If during the Term this Agreement is terminated pursuant to any of Sections 4.1, 4.2, 4.4 or 4.5, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums: (i) during the first year of employment, the Base Salary on the Termination Date for nine (9) months (the “Severance Period”), payable in installments in accordance with the Company’s normal payroll practices; after the first year of employment, the severance payments shall be the Base Salary on the Termination Date for twelve (12) months, payable in installments in accordance with the Company’s normal payroll practices; (ii) benefits under group health, dental and life insurance plans and such other plans referred to in Section 3.2 that the Executive has participated in and may continue to participate in as a non-employee through the Severance Period including his right to continued health benefits as provided under COBRA; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs in which the Executive has participated. If, prior to the date on which the Company’s obligations under clause (i) of this Section 5.1 cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5.1 on or after the date of such violation.

Notwithstanding the foregoing, if, based on Internal Revenue Service guidance available as of the date the payment or provision of any amount or other benefit is specified to be made under this Agreement or elsewhere, the Company reasonably determines that the payment or provision of such amount or other benefit at such specified time may potentially subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit, and if payment or provision thereof at a later date would likely avoid any such 409A Tax, then the payment or provision thereof shall be postponed to the earliest business day on which the Company reasonably determines such amount or benefit can be paid or provided without incurring any such 409A Tax, but in no event later than the first business day after the six-month anniversary of the Executive’s termination date (the “Delayed Payment Date”). In addition, if the Company reasonably determines that such 409A Tax with respect to the provision of a benefit can likely be avoided by replacing the benefit with the payment of an amount in cash equal to the cost of a substantially equivalent benefit then, in lieu of providing such benefit, the Company may make such cash payment, subject to the preceding sentence. The Company and the Executive may agree to take other actions to avoid the imposition of such 409A Tax at such time and in such manner as permitted under Section 409A. In the event that a delay of any payment is required under this provision, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided.

5.2 Payments upon Termination for Cause or Termination without Good Reason. If this Employment Agreement is terminated by the Company pursuant to Section 4.3 hereof or by the Executive pursuant to Section 4.6 hereof, the Executive shall receive only the amounts specified in clause (iii) of Section 5.1 hereof.

5.3 Release. Executive agrees, if his employment is terminated under circumstances entitling him to any payments under Section 5.1 of this Agreement, that in consideration for such payments as described in Section 5.1, he will execute a General Release in substantially the form of Exhibit A attached hereto, through which Executive releases the Company from any and all claims as may relate to or arise out of his employment relationship or the termination thereof (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or under this Agreement, and rights Executive may be entitled to under surviving Sections 6 and 7 hereof). The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to the Company at the time of execution.

6.    Certain Covenants of the Executive.

6.1 Covenants. The Executive acknowledges that: (i) his work for the Company and its Subsidiaries and Affiliates, will bring him into close contact with many confidential affairs, documents, and information not readily available to the public; and (ii) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

6.2 Non-Compete. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company or any of its Subsidiaries or Affiliates (the “Restricted Period”), the Executive shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company, any of its Subsidiaries or any of its Affiliates (the “Company’s Business”) for the Executive’s own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Executive shall not develop any property or invention for use in the Company’s Business on behalf of any person or entity other than the Company, its Subsidiaries and Affiliates.

6.3 Confidential Information. During the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Subsidiary or Affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate, any documents or other papers relating to the Company’s Business or the customers of the Company or any Subsidiary or Affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s Business or the customers of the Company or any Subsidiary or Affiliate or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Subsidiary or Affiliate, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

6.4 Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the 12-month period preceding the Executive’s termination of employment with the Company, an employee of or consultant to the Company or any of its Subsidiaries or Affiliates to terminate employment with, or a consulting relationship with, the Company or such Subsidiary or Affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

6.5 Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person within the Washington DC Metropolitan Area who is then or has been within the 12-month period preceding the Executive’s termination of employment with the Company a customer or account of the Company or its Subsidiaries or Affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its Subsidiaries or Affiliates.

6.6 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6 hereof (collectively, the “Restrictive Covenants”), the Company and its Subsidiaries and Affiliates shall, in addition to the rights set forth in this Employment Agreement, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company and its Subsidiaries and Affiliates.

6.7 Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

6.8 Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

7.    Indemnification.

7.1 General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding initiated by the Company or the Executive to enforce their rights under this Agreement, by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company or any of their Affiliates or is or was serving at the request of the Company, any predecessor to the Company, or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing, the Executive shall not be entitled to indemnification by the Company in respect of, and to the extent that, any Expenses arising as a result of the bad faith, willful misconduct or gross negligence of the Executive, or the Executive’s conviction of a felony.

7.2 Expenses. As used in this Agreement, and except as otherwise specifically excluded or made inapplicable herein, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

7.3 Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

7.4 Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

7.5 Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon written request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

7.6 Notice of Claim. The Executive shall promptly give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

7.7 Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(a) The Company will be entitled to participate therein at its own expense;

(b) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(c) The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(d) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

8.    Other Provisions.

8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, to the addresses specified on the signature page hereto, or, in the case of the Company, to such other address as the Company may specify as the address for its executive offices in any reports filed by the Company with the Securities and Exchange Commission.

8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

8.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Nevada applicable to agreements made and to be performed entirely within such state.

8.5 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 8.6 hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.6 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

8.7 Definitions. For purposes of this Agreement:

(a) “Affiliate” shall mean a person that, directly or indirectly, controls or is controlled by, or is under common control with the Company;

(b) “Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management;

(c) “Subsidiary” shall mean any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person.

8.8 D&O Insurance. During the term of this Agreement, the Company shall maintain customary Director’s & Officer’s liability insurance with the level of coverage of at least $5 million. As Chief Financial Officer and Treasurer, Executive Vice President, Executive shall be covered under this policy to the maximum extent as determined by the insurer or a court of law.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.10 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THORIUM POWER, LTD.

By:
Seth Grae
Chief Executive Officer

Address: 8300 Greensboro Drive,
Suite 800
McLean, VA 22102

EXECUTIVE:

By:
James Guerra

Address: 423 Cumnor Road
Kenilworth, IL 60043

EXHIBIT A

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Uniformed Services Employment and Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the Employment Agreement between you and Thorium Power dated October 11, 2007 (the “Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment, _________________.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Thorium Power Attention: Seth Grae, 8300 Greensboro Drive, Suite 800, McLean, VA 22102, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by Thorium Power, Ltd. and the separation benefits I will receive as reflected in the Employment Agreement between me and Thorium Power, Ltd, dated October 11, 2007 (the “Agreement”), I hereby release and discharge Thorium Power, Ltd. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Uniformed Services Employment and Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment, wages, and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Company, or on any of the Company’s obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA). It is further agreed that this General Release shall not bar any claims Executive may have under those provisions of Sections 7 of his Employment Agreement that survive the termination of such Employment Agreement.

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this ___ day of __________, ____.

James Guerra